Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-267390, 333-265873) on Forms S-1 and S-3, (No. 333-262707) on Form S-4, and (Nos. 333-266958, 333-269816, 333-276459) on Form S-8 of our report dated March 21, 2024, with respect to the consolidated financial statements of Senti Biosciences, Inc.

/s/ KPMG LLP

San Francisco, California
March 21, 2024